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May 13, 1997

Securities and Exchange Commission
Washington, D.C.

                    Re: Emily Annie, Inc.

To Whom It May Concern:

Emily Annie, Inc. (the "Company") is a corporation duly incorporated and validly existing and in good standing under the laws of the state of New
York. The Company has full corporate powers to own its property and conduct its business, as such business is described in the prospectus. The Company is qualified to do business as a foreign corporation in good standing in every jurisdiction in which the ownership of property and the conduct of business requires such qualification.

This opinion is given in connection with the registration with the Securities and Exchange Commission of a minimum of twenty-five thousand (25,000) and a maximum of forty thousand (40,000) Units for sale in the Company's proposed public offering at a price of $5.00 per Unit. Each Unit consists of one (1) share of Common Stock, one (1) Class A Warrant and one (1) Class B Warrant. Each Warrant may be exercised to purchase one share of Common Stock. The Class A Warrants may be exercised for a period of three (3) years after the closing of the minimum offering, and the Class B Warrants may be exercised for a period of four (4) years after the closing of the minimum offering.

We have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form SB-2, pursuant to which such Units are being registered and, in so acting, we have examined the originals and copies of the corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent we deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination we have assumed the genuineness of all signatures and authenticity of all documents


Securities and Exchange Commission
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submitted to me as certified or photostatic copies.  As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

Of the 40,000 Units being registered, the 40,000 shares being sold by the Company are now authorized but unissued shares and the 80,000 shares to be issued upon exercise of the Warrants are now authorized but unissued.

Based upon the foregoing I am of the opinion that:

     1. The 40,000 shares of Common Stock of the Company being registered for sale by the Company, when issued and sold pursuant to this Registration Statement will be legally issued, fully paid and non-assessable and there will be no personal liability to the owners thereof.

     2. The 40,000 Class A Warrants and the 40,000 Class B Warrants being registered with the Securities and Exchange Commission, when sold pursuant to this Registration Statement, will be legally issued, fully paid and non-assessable and there will be no personal liability to the owners thereof.

     3. The 80,000 shares of Common Stock of the Company to be issued upon exercise of the Warrants being registered with the Securities and Exchange Commission, when sold pursuant to the this Registration Statement, will be legally issued upon exercise price therefor, fully paid and non-assessable with no personal liability to the owners thereof.

The undersigned hereby consents to the use of this opinion in connection with such Registration Statement and its inclusion as an exhibit accompanying such Registration Statement.

Very truly yours,



Schonfeld & Weinstein, L.L.P.